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Synalloy Corporation Announces 49% Increase in Annual Earnings

Spartanburg, South Carolina, February 8, 2007...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces that for the fiscal year ending December 30, 2006, net earnings increased 49% to $7,608,000, or $1.22 per share, on a 16% sales increase to $152,047,000. This compares to net earnings of $5,096,000, or $.83 per share, on sales of $131,408,000 in the prior year. For the fourth quarter of 2006, net earnings increased 44% to $3,003,000, or $.48 per share on a 12% sales increase to $40,059,000, compared to net earnings of $2,081,000, or $.34 per share, on sales of $35,922,000 a year earlier. The improvement in net earnings before the special items that follow was even more impressive. Included in net earnings for the fiscal year ending December 30, 2006, was an after tax gain from the sale of property and plant net of relocation costs of $378,000, or $.06 per share which was recorded in the first nine months. Included in the fourth quarter of 2005 results is a one time pre-tax gain of $2,542,000 from the settlement of an anti-dumping lawsuit against certain foreign importers of stainless steel, partially offset by an $840,000 pre-tax loss from the write-off of an investment in a Chinese pigment plant and a $300,000 pre-tax environmental charge, resulting in an increase to net earnings of $994,000, or $.16 per share for the year and fourth quarter of 2005. In 2005, the Company also recorded a net loss from discontinued operations of $51,000, or $.01 per share, for the year and none for the quarter.

Specialty Chemicals Segment

The Specialty Chemicals Segment sales increased 9% for the year ended 2006 and operating income increased a more dramatic 74% to $2,857,000 compared to $1,639,000 for 2005. A modest sales decline of 3% in the fourth quarter of 2006 was overshadowed be a 135% increase in operating income to $622,000 for the quarter compared to $265,000 for the same period of 2005. The increase in revenues for the year came primarily from adding several new products during the first 3 quarters of 2006, a significant increase in demand for one of our contract manufacturing products, and increased selling prices to pass on higher energy related costs. The minor decline in fourth quarter revenues came from the normal fluctuation in demand from quarter to quarter. The Segment completed the relocation of its pigment operations from Greensboro, NC to Spartanburg, SC at the end of the first quarter of 2006 and benefited from the greatly improved efficiency resulting from the consolidation of the two operations throughout the rest of the year. The combination of the cost savings from the relocation and increase in revenues produced the significant income improvement for the year. The significant improvement in income experienced in the fourth quarter came from the cost savings in 2006 and the impact on the fourth quarter of 2005 earnings at the Spartanburg plant related to costs of developing new products and upgrading of the staff in expectation of higher production levels in 2006.

Metals Segment

The Metals Segment produced strong sales growth of 20% for the year and 18% for the fourth quarter of 2006 compared to the same periods a year earlier. The increase for the year came from a combination of 18% higher unit volumes and a 2% increase in average selling prices. The increase for the quarter came from a 21% increase in average selling prices partially offset by a 2% decline in unit volumes. The Segment achieved a surge in operating income of 70% for 2006 and 185% in the fourth quarter compared to the same periods last year. The increase in unit volumes for the year came partly from an increase in commodity pipe sales resulting from recapturing market share beginning in the last quarter of 2005. However, the largest portion of the increase was from much higher production of piping systems for energy and water treatment customers. The slight decline in fourth quarter unit volumes came from an unusually high level of commodity pipe sales in the fourth quarter of 2005 that resulted from an aggressive program to recapture market share. The modest increase in selling prices for the year resulted from a more robust increase in prices mostly offset by the change in product mix. The significant increase in fourth quarter selling prices reflects the higher costs of stainless steel, including surcharges, in the fourth quarter of 2006 compared to 2005’s fourth quarter coupled with a change in product mix. Surcharges are assessed each month by the stainless steel producers to cover the change in their costs of certain raw materials. The Company in turn, passes on the surcharge in the sales prices charged to its customers. Under the Company’s first-in-first-out inventory method, cost of goods sold is charged for the surcharges that were in effect three or more months prior to the month of sale. Accordingly, if surcharges are in an upward trend, reported profits will benefit. Conversely, when surcharges go down, profits are reduced. During the third and fourth quarters of 2006, surcharges were significantly higher than they were in the first six months with an accompanying significant benefit to profits. The fourth quarter of 2005 also benefited from surcharges, but to a much lesser extent than 2006. The significant increase in operating income for the year came from a much improved operating level in piping systems plus the good unit volume increase in pipe sales, partially offset by a lower surcharge benefit. The significant increase in operating income for the fourth quarter came from the increase in selling prices and the significant benefit from rising surcharges.

The outstanding improvement in sales and operating income reflects management’s successful efforts to penetrate new markets for piping systems as well as pipe sales. The energy industry, including LNG and ethanol projects, together with waste water treatment provided a small percentage of the Segment’s sales prior to 2005. Although the Segment has benefited from regaining market share in commodity pipe, these new sources generated much of the improvement in 2006 results. With these two new industry segments comprising about 80% of the piping systems backlog, management believes that it has differentiated the Segment from its domestic competitors by having unique manufacturing capabilities that give the Segment a competitive advantage in pursuing non-commodity pipe sales as well as piping systems projects.

Other Items

The Company’s inventories as of December 30, 2006 increased $17,000,000 from last year end. Almost all of the increase came in the Metals Segment primarily as a result of the significant increase in cost from stainless steel surcharges discussed above coupled with the need to maintain higher inventory levels to accommodate the higher demand for its products and the desire to keep large inventories in a rising price environment. The inventory on hand at year end is carried on the books at substantially lower than current prices.

The Company completed the relocation of Organic Pigments’ operations from Greensboro, NC to Spartanburg in the first quarter of 2006. A $213,000 loss was recorded for the move in the first quarter of 2006. The Greensboro plant was sold in August of 2006 for a sales price of $811,000 and a pre-tax gain of $596,000 was recorded in the third quarter of 2006.

Consolidated operating results for 2005 were significantly impacted by several transactions that were recorded during the fourth quarter of 2005. In December of 2005, the Company, along with several other domestic stainless steel pipe producers, received funds from the settlement of an anti-dumping duty order against a foreign producer and importer of stainless steel pipe issued under the Continued Dumping and Subsidy Offset Act. The order covered the period from June 22, 1992 to November 30, 1994. As a result the Company recorded a gain of $2,542,000. The Company’s subsidiary Organic Pigments has an investment in a joint venture which owns a minority percentage of a pigment plant located in China from which it buys raw materials. At year end, the Company completed an evaluation of its $840,000 investment, determined that the likelihood of recovering the value of the investment is remote, and the $840,000 was written off. Included in unallocated corporate expense is a $300,000 environmental accrual recorded at year end to provide for remediation of ground contamination at the Company’s Augusta, Georgia plant which was closed in 2001.

Outlook

Management remains confident in the potential success of its fire retardant products in 2007. Because of the successful results from required testing and plant production trials at several significant potential customers, our Sleep-Safe line is gaining recognition as a low cost solution to the Federal regulations that go into effect on July 1, 2007. This source of anticipated new business together with management’s expectation of continued growth in other products and based on current conditions in the general economy leads us to believe that 2007 should produce a continuation of improved results from the Chemical Segment. Piping systems’ backlog increased steadily throughout 2006 ending the year at $54,900,000 which is about $35,000,000 higher than a year earlier. Management expects about 80% of the backlog to be completed over the next 12 months which should provide a much higher level of sales and profits for piping systems in 2007. Our optimism about the future is also based on the large dollar amount of projects we expect to bid during 2007. Assuming no significant decline in demand and a continuation of the surcharges currently in effect, pipe sales and profits should produce results comparable to 2006 which combined with anticipated efficiencies from higher pipe production for our piping systems should enhance profitability compared to 2006.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact: Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
	Dec 30, 2006	Dec 31, 2005	Dec 30, 2006	Dec 31, 2005

Net sales
Specialty Chemicals Segment	$11,068,000	$11,421,000	$49,225,000	$45,355,000
Metals Segment	28,991,000	24,501,000	102,822,000	86,053,000
	$40,059,000	$35,922,000	$152,047,000	$131,408,000
Operating income
Specialty Chemicals Segment	622,000	265,000	2,857,000	1,639,000
Metals Segment	4,892,000	1,717,000	11,612,000	6,815,000
	5,514,000	1,982,000	14,469,000	8,454,000
Unallocated expenses
Corporate	550,000	592,000	2,095,000	2,042,000
Gain from anti-dumping Settlement	-	(2,542,000)	-	(2,542,000)
Plant relocation costs	-	-	213,000	-
Gain from sale of plant & property	-	-	(596,000)	-
Loss on investment write-off	-	840,000	-	840,000
Interest and debt expense	264,000	240,000	794,000	920,000
Other income	-	(52,000)	(1,000)	(84,000)
Income from continuing
operations before income taxes	4,700,000	2,904,000	11,964,000	7,278,000

Provision for income taxes	1,697,000	823,000	4,356,000	2,131,000
Net income from
continuing operations	3,003,000	2,081,000	7,608,000	5,147,000
Net loss from
discontinued operations	-	-	-	(51,000)

Net income	$3,003,000	$2,081,000	$7,608,000	$5,096,000

Net income (loss) per basic common share:
Continuing operations	$.49	$.34	$1.24	$.85
Discontinued operations	$.00	($.00)	($.00)	($.01)
Net income	$.49	$.34	$1.24	$.84

Net income (loss) per diluted common share:
Continuing operations	$.48	$.34	$1.22	$.84
Discontinued operations	$.00	$.00	($.00)	($.01)
Net income	$.48	$.34	$1.22	$.83

Average shares outstanding
Basic	6,130,033	6,106,150	6,122,195	6,068,324
Diluted	6,264,022	6,172,623	6,231,328	6,139,099

Backlog-Piping Systems & Process Equipment			$54,900,000	$20,100,000

Balance Sheet			Dec 30, 2006	Dec 31, 2005
Assets
Cash and sundry current assets			$2,699,000	$1,649,000
Accounts receivable, net			22,429,000	21,863,000
Inventories			41,545,000	24,482,000
Total current assets			66,673,000	47,994,000
Property, plant and equipment, net			18,952,000	18,698,000
Other assets			4,309,000	4,290,000
Total assets			$89,934,000	$70,982,000

Liabilities and shareholders' equity
Current portion of long term debt			$467,000	$467,000
Accounts payable			11,776,000	11,192,000
Accrued expenses			7,469,000	7,672,000
Total current liabilities			19,712,000	19,331,000
Long-term debt			17,731,000	8,091,000
Other long-term liabilities			5,364,000	4,264,000
Shareholders' equity			47,127,000	39,296,000
Total liabilities & shareholders' equity			$89,934,000	$70,982,000